EXHIBIT 10.2
FIRST AMENDMENT dated as of September 18, 2019 (this “Agreement”), to the TERM CREDIT AGREEMENT dated as of October 31, 2018 (the “Term Credit Agreement”), among amerisourcebergen corporation, a Delaware corporation (the “Company”), the LENDERS party thereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
WHEREAS, the Company has requested that the Term Credit Agreement be amended as set forth herein; and
WHEREAS, the Administrative Agent and each Person executing this Agreement as a Lender (such Persons constituting the Required Lenders under the Term Credit Agreement) are willing to amend the Term Credit Agreement on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein (including in the preliminary statements hereto) have the meanings assigned to them in the Term Credit Agreement.
SECTION 2. Amendment. Effective as of the First Amendment Effective Date (as defined below), (a) the Term Credit Agreement (excluding the schedules (other than Schedule 6.08 thereto) and exhibits thereto, each of which shall remain as in effect immediately prior to the First Amendment Effective Date) is hereby amended by inserting the language indicated in single underlined text (indicated textually in the same manner as the following example: single-underlined text) in Exhibit A hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) in Exhibit A hereto and (b) Schedule 6.08 to the Term Credit Agreement is hereby removed in its entirety.

SECTION 3. Representations and Warranties. The Company represents and warrants to the other parties hereto that:

(a) the execution, delivery and performance of this Agreement and the performance of the Amended Credit Agreement are within the Company’s corporate, partnership or other applicable powers and have been duly authorized by all necessary corporate, partnership and, if required, stockholder or other equityholder action;

(b) this Agreement has been duly executed and delivered by the Company, and each of this Agreement and the Amended Credit Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c) no Default has occurred and is continuing; and

(d) the representations and warranties contained in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects (except in the case of those representations and warranties already qualified by materiality, which are true and complete in all respects) on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date.

SECTION 4. Effectiveness of this Amendment. This Agreement, and the amendments contemplated by Section 2 hereof, shall become effective as of the first date (the “First Amendment Effective Date”) on which the Administrative Agent shall have executed a counterpart of this Agreement and shall have received from the Company and the Lenders constituting the Required Lenders (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence reasonably satisfactory to the Administrative Agent (which may include transmission by facsimile or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
The Administrative Agent shall notify the Company and the Lenders of the First Amendment Effective Date, and such notice shall be conclusive and binding.
SECTION 5. Effect of Amendment. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Administrative Agent or any Lender under the Term Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Term Credit Agreement or any other Loan Document, all of which, as amended, supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Company to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances. This Agreement shall constitute a Loan Document for all purposes of the Amended Credit Agreement. On and after the First Amendment Effective Date, any reference to the Term Credit Agreement in any Loan Document shall be deemed to be a reference to the Amended Credit Agreement.

SECTION 6. Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Amended Credit Agreement.

SECTION 7. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 9. Incorporation by Reference. Sections 9.07, 9.09(b), 9.09(c), 9.09(d), 9.10 and 9.11 of the Amended Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first above written.

AMERISOURCEBERGEN CORPORATION
By:
/s/ J.F. Quinn
Name: J. F. Quinn
Title: Vice President & Corporate Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as Lender and as Administrative Agent
By:
/s/ Andrea S. Chen
Name: Andrea S. Chen
Title: Managing Director

LENDER SIGNATURE PAGE TO
AMERISOURCEBERGEN CORPORATION
FIRST AMENDMENT TO
TERM CREDIT AGREEMENT

Name of Lender: THE BANK OF NOVA SCOTIA
By:
/s/ Michael Grad
Name: Michael Grad
Title: Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:
/s/ Joseph M. Schnorr
Name: Joseph M. Schnorr
Title: Senior Vice President

Exhibit A

~~[EXECUTION VERSION]~~EXHIBIT A
to the First Amendment
dated as of September 18, 2019

TERM CREDIT AGREEMENT

dated as of October 31, 2018,

among

AMERISOURCEBERGEN CORPORATION,

The LENDERS Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
___________________________

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS
Page
ARTICLE I
Definitions

SECTION 1.01. Defined Terms	1

SECTION 1.02. Classification of Loans and Borrowings	~~24~~23

SECTION 1.03. Terms Generally	~~24~~23

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Computations	24

SECTION 1.05. Currency Translation	25

SECTION 1.06. Interest Rates; LIBOR Notification	25

SECTION 1.07. Divisions	26
ARTICLE II
Commitments and Loans

SECTION 2.01. Commitments	26

SECTION 2.02. Loans and Borrowings	26

SECTION 2.03. Requests for Borrowings	27

SECTION 2.04. Funding of Borrowings	~~28~~27

SECTION 2.05. Interest Elections	28

SECTION 2.06. Termination and Reduction of Commitments	~~30~~29

SECTION 2.07. Repayment of Loans; Evidence of Debt	30

SECTION 2.08. Prepayment of Loans	~~31~~30

SECTION 2.09. [Reserved.]	31

SECTION 2.10. Interest	31

SECTION 2.11. Alternate Rate of Interest	32

SECTION 2.12. Increased Costs	33

SECTION 2.13. Break Funding Payments	34

SECTION 2.14. Taxes	35

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs	39

SECTION 2.16. Mitigation Obligations; Replacement of Lenders	41

SECTION 2.17. Defaulting Lenders	42
ARTICLE III
Representations and Warranties

SECTION 3.01. Organization; Powers	42

SECTION 3.02. Authorization; Enforceability	~~43~~42

SECTION 3.03. Governmental Approvals; No Conflicts; Margin Stock	43

SECTION 3.04. Financial Condition; No Material Adverse Change	43

SECTION 3.05. Properties	~~44~~43

SECTION 3.06. Litigation and Environmental Matters	44

SECTION 3.07. Compliance with Laws and Agreements	44

SECTION 3.08. Investment Company Status	44

SECTION 3.09. Taxes	~~45~~44

SECTION 3.10. ERISA	~~45~~44

SECTION 3.11. Disclosure	45

SECTION 3.12. Insurance	45

SECTION 3.13. Labor Matters	45

SECTION 3.14. Anti-Corruption Laws and Sanctions	~~46~~45
ARTICLE IV
Conditions to Effectiveness
ARTICLE V
Affirmative Covenants

SECTION 5.01. Financial Statements and Other Information	47

SECTION 5.02. Notices of Material Events	~~49~~48

SECTION 5.03. Existence; Conduct of Business	49

SECTION 5.04. Payment of Taxes	49

SECTION 5.05. Maintenance of Properties; Insurance	~~50~~49

SECTION 5.06. Books and Records; Inspection and Audit Rights	~~50~~49

SECTION 5.07. Compliance with Laws	50

SECTION 5.08. Use of Proceeds	50

SECTION 5.09. Senior Debt Status	50
ARTICLE VI
Negative Covenants

SECTION 6.01. Subsidiary Indebtedness	51

SECTION 6.02. Liens	52

SECTION 6.03. Fundamental Changes	54

SECTION 6.04. Asset Sales	54

SECTION 6.05. Leverage Ratio	54
~~Hedging Agreements 55~~
~~SECTION 6.06. Restricted Payments; Certain Payments of Indebtedness 55~~
~~SECTION 6.07. Transactions with Affiliates 55~~
~~SECTION 6.08. Restrictive Agreements 55~~
~~SECTION 6.09. Leverage Ratio 56~~
~~SECTION 6.10. Fiscal Quarters 56~~

ARTICLE VII
Events of Default
ARTICLE VIII
The Administrative Agent
ARTICLE IX
Miscellaneous

SECTION 9.01. Notices	~~64~~62

SECTION 9.02. Waivers; Amendments	~~65~~63

SECTION 9.03. Expenses; Indemnity; Damage Waiver	~~67~~65

SECTION 9.04. Successors and Assigns	~~68~~67

SECTION 9.05. Survival	~~72~~70

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution	~~72~~70

SECTION 9.07. Severability	~~73~~71

SECTION 9.08. Right of Setoff	~~73~~71

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process	~~73~~71

SECTION 9.10. WAIVER OF JURY TRIAL	~~74~~72

SECTION 9.11. Headings	~~74~~72

SECTION 9.12. Confidentiality	~~74~~72

SECTION 9.13. Interest Rate Limitation	~~75~~73

SECTION 9.14. USA PATRIOT Act	~~75~~74

SECTION 9.15. Non-Public Information	~~75~~74

SECTION 9.16. Acknowledgment and Consent to Bail-In of EEA Financial Institutions	~~76~~74

SECTION 9.17. No Fiduciary Duty	~~76~~75

Schedules

Schedule 2.01	Commitments

Schedule 3.13	Insurance

Schedule 6.02	Existing Liens
~~Schedule 6.08 Existing Restrictions~~

and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged within 90 days of such termination or such specified date, as the case may be).
“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate for US Dollars for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Wells Fargo, in its capacity as administrative agent for the Lenders hereunder, or any successor appointed in accordance with Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of Wells Fargo through which Wells Fargo shall perform any of its obligations in such capacity hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
~~“Agreement” has the meaning set forth in the preamble hereto.~~
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month (or, in the event the Screen Rate for deposits in US Dollars is not available for such maturity of one month, shall be based on the Interpolated Screen Rate as of such time); provided that if such rate shall be less than zero, such rate shall be deemed to be zero. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above; provided that the Alternate Base Rate shall not be less than 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, as the case may be.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules and regulations of any jurisdiction applicable to the Company and the Subsidiaries concerning or relating to bribery, money laundering or corruption.
“Applicable Funding Account” means the applicable account of the Company that shall be specified in a written notice signed by a Financial Officer and delivered to and approved by the Administrative Agent.
“Applicable Rate” means, for any day, a percentage per annum equal to (a) in the case of Loans that are LIBOR Loans, 0.65% per annum and (b)in the case of Loans that are ABR Loans,  0.00% per annum.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Wells Fargo Securities, LLC, in its capacity as the sole lead arranger and bookrunner for the credit facility established hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Bail-In Action” means, with respect to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

one-time or extraordinary charges or extraordinary losses for such period, in each case to the extent not involving cash payments by the Company or any Subsidiary in such period ~~or any future period~~, (v) any LIFO adjustment (if negative) or charge for such period and (vi) non-cash expenses and charges for such period associated with derivatives transactions, including such non-cash expenses and charges attributed to warrants issued and any associated hedging transactions, ~~and (vii) all amounts for such period attributable to the FCA Reserve,~~ and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any special one-time or extraordinary non-cash gains for such period, (ii) any LIFO adjustment (if positive) or credit for such period ~~and~~, (iii) any non-cash gains for such period associated with derivatives transactions, including such non-cash gains attributed to warrants issued and any associated hedging transactions, all determined on a consolidated basis in accordance with GAAP and (iv) any cash payments made by the Company or any Subsidiary in such period in respect of any special one-time or extraordinary charges or extraordinary losses added back to Consolidated Net Income in a prior period pursuant to clause (a)(iv) above. In the event that the Company or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated EBITDA shall be determined for such period on a pro forma basis as if such Material Acquisition or Material Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.
“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income or loss of any Person (other than the Company) that is not a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of the Subsidiaries during such period, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into, amalgamated with or consolidated with the Company or any Subsidiary or the date that such Person’s assets are acquired by the Company or any Subsidiary and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the non-controlling interest in such Subsidiary.
“Consolidated Tangible Assets” means the book value of the total consolidated assets of the Company and the Subsidiaries less the book value of all intangible assets, including goodwill, trademarks, non-compete agreements, customer relationships, patents, unamortized deferred financing fees, and other rights or nonphysical resources that are presumed to represent an advantage to the Company in the marketplace, in each case determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent or any Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including by reference to a particular Default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified in such writing, including by reference to a particular Default, if any) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of such certification) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.
“Designated Subsidiary” means each Subsidiary that is not an Excluded Subsidiary.
~~“Dividing Person” has the meaning assigned to such term in the definition of “Division”.~~

~~“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.~~

~~“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person that retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.~~

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

Subsidiaries’ assets shall not be in excess of US$150,000,000 in the aggregate), (e) J.M. Blanco, Inc., a Delaware corporation, and (f) if determined to be Subsidiaries, each of AmerisourceBergen Foundation and AmerisourceBergen Associate Assistance Fund.
“Excluded Taxes” means, with respect to any Lender, (a) income or franchise Taxes imposed on (or measured by) its net income by (i) the United States of America or (ii) the jurisdiction under the laws of which such Lender is organized, in which its principal office is located or in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction described in clause (a)(ii) above, (c) any withholding Taxes that are attributable to the failure of such Lender to comply with Section 2.14(f) or 2.14(g), (d) other than with respect to any Lender that becomes a Lender through an assignment under Section 2.16(b), any US Federal withholding Taxes that are imposed on amounts payable by the Company to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment, to the extent such Taxes are (i) imposed on amounts payable from locations within the United States to such Lender’s applicable Lending Office and (ii) in effect and applicable (assuming the taking by the Company and such Lender of all actions required in order for available exemptions from such Taxes to be effective) at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding Taxes pursuant to Section 2.14 and (e) any US Federal withholding Taxes imposed under FATCA.
“Existing Securitization” means the Securitization provided for in the Amended and Restated Receivables Purchase Agreement dated as of April 29, 2010, as amended, among Amerisource Receivables Financial Corporation, as seller, AmerisourceBergen Drug Corporation, as initial servicer, various purchaser groups from time to time party thereto and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.) ~~Bank of America, National Association~~, as administrator.
“Existing Term Loan Agreements” means (a) the Term Loan Credit Agreement dated as of February 9, 2015, as amended, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, and (b) the Term Loan Credit Agreement dated as of November 13, 2015, as amended, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
~~“FCA Reserve” means the US$625,000,000 reserve taken during the fiscal quarter ended September 30, 2017, related to a payment expected to be made by the Company or a Subsidiary of the Company of US$625,000,000 pursuant to an agreement in principle with the United States Attorney's Office of the Eastern District of New York to resolve civil claims under the Federal False Claims Act, as more fully described in the Report on Form 10-K filed by the Company with the United States Securities and Exchange Commission on November 21, 2017, subject to negotiation of final terms.~~

letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the lesser of (i) the principal amount outstanding on such date of the Indebtedness guaranteed thereby and (ii) in the case of any Guarantee the terms of which limit the monetary exposure of the guarantor, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined pursuant to such terms).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement or any credit default swap agreement.
~~“IBA” has the meaning set forth in Section 1.06.~~

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes (including the Senior Notes) or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) deferred compensation payable to directors, officers or employees of such Person, (ii) trade accounts payable incurred in the ordinary course of business and (iii) any purchase price adjustment or amount incurred in connection with an acquisition), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person incurred under or in connection with a Securitization. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes, other than Excluded Taxes.

Lender) as such Lender may hereafter designate from time to time as its “Lending Office(s)” by notice to the Company and the Administrative Agent.
“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Company most recently ended prior to such date); provided that for purposes of determining the Leverage Ratio at any time, the outstanding amount of the Indebtedness under the Revolving Credit Agreement and all other revolving Indebtedness, and the amounts of all Securitizations, included in Total Indebtedness shall be deemed to equal the average of (i) the outstanding amounts of such Indebtedness and (ii) the amounts of all Securitizations, in each case on the last day of each of the four most recently ended fiscal quarters, net of Permitted Investments of the Company and the Subsidiaries (excluding therefrom proceeds of any Acquisition Indebtedness to the extent such Acquisition Indebtedness as of such day was excluded from Total Indebtedness pursuant to the definition of such term) not to exceed US$100,000,000 on the last day of each such quarter.
“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.
“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
~~“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of organization.~~

“Loan Documents” means this Agreement, any guarantee agreement entered into pursuant to Section 6.01 and, other than for purposes of Section 9.02, each promissory note issued hereunder.
“Loan Parties” means, at any time, the Company and each Subsidiary that at such time is a party to any guarantee agreement entered into pursuant to Section 6.01.
“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor exceeds US$500,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.
“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company and its Subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor exceeds US$500,000,000.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries, in an aggregate principal amount exceeding US$150,000,000; provided that the term Material Indebtedness shall not include the Indebtedness of Profarma or its subsidiaries to the extent such Indebtedness is not Guaranteed by the Company or any Subsidiary (other than Profarma and its subsidiaries). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary (a) in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time and (b) in respect of any Securitization shall be determined as set forth in the definition of such term.
“Maturity Date” means the second anniversary of the Closing Date.
~~“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.~~
“MNPI” means material information concerning the Company or any of the Subsidiaries or any of its or their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities and Exchange Act of 1934, as amended. For purposes of this definition, “material information” means information concerning the Company, the Subsidiaries or any of its or their respective securities that could reasonably be expected to be material for purposes of the United States federal and state securities laws.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

Association, Export-Import Bank of the United States, Farmers Home Administration, Small Business Administration, Inter-American Development Bank, International Bank for Reconstruction and Development, Federal Land Banks, and Government National Mortgage Association;
(c) direct and general obligations of any state of the United States of America or any municipality or political subdivision of such state, including auction rate securities (“Auctions”), variable demand notes (“VRDNs”) and non rated pre-funded debt, or obligations of any corporation, if such obligations, except pre-refunded debt, have long-term debt ratings of A3 by Moody’s or A- by S&P or A- by Fitch or have short-term ratings of VMIG-1 or MIG-1 by Moody’s or A-1 by S&P or F1 by Fitch;
(d) obligations (including asset-backed obligations and Equity Interests that by their terms are immediately redeemable at the option of the holder thereof for cash equal to the face amount of such Equity Interests) of any corporation, partnership, trust or other entity which are rated (or which, in the case of any such Equity Interests, are issued by an entity that is rated) at least P1 by Moody’s or A1 by S&P or F1 by Fitch (short-term rating) or A3 by Moody’s or A- by S&P or A- by Fitch (long-term rating);
(e) investments in commercial paper maturing within 13 months from the date of acquisition thereof and rated, at such date of acquisition, at least P1 by Moody’s or A1 by S&P or A1 by Fitch, and investments in master notes that are rated (or that have been issued by an issuer that is rated with respect to a class of short-term debt obligations, or any security within that class, that is comparable in priority and security with said master note) at least P1 by Moody’s or A1 by S&P or A1 by Fitch;
(f) investments in certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any ~~domestic office of any~~ commercial bank ~~organized under the laws of the United States of America or any State thereof~~ which has a combined capital and surplus and undivided profits of not less than US$500,000,000;
(g) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (f) above (or subsidiaries or Affiliates of such financial institutions); and
(h) money market funds.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the Board (as determined by the Administrative Agent in its reasonable discretion). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Proceeds” has the meaning specified in Section 9-102 of the Uniform Commercial Code of the State of New York.

“Profarma” means Profarma Distribuidora de Produtos Farmacêuticos S.A., a company organized under the laws of Brazil.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Quotation Day” means, for any Interest Period, the day two Business Days prior to the first day of such Interest Period.
“Register” has the meaning set forth in Section 9.04(d).
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, members, trustees, agents, partners, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Commitments or holding Loans representing more than 50% of the aggregate amount of all the Commitments or the aggregate outstanding principal amount of all the Loans of all Lenders at such time.
~~“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary; provided that no such dividend, distribution or payment shall constitute a “Restricted Payment” to the extent made solely with common stock or other Equity Interests of the Company.~~

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.
“Revolving Credit Agreement” means the Credit Agreement dated as of November 13, 2015, as further amended and restated as of ~~October 31, 2018~~September 18, 2019, among the Company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
~~“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, or a successor thereto.~~
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country, territory or region that is itself the subject or target of any comprehensive Sanctions.
“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of specially designated foreign nationals or other persons maintained (i) by the Office of Foreign Assets Control of the

United States Department of Treasury, the United States State Department or the United States Department of Commerce ~~or~~, (ii) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (iii) the Government of Canada or any of its departments or agencies, (b) any Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person 50% or more owned by one or more Persons referenced in clause (a).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the United States government, including those administered by the Office of Foreign Assets Control of the United States Department of Treasury, the United States State Department or the United States Department of Commerce ~~or~~, (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) the Government of Canada or any of its departments or agencies.
“Screen Rate” means, in respect of the LIBO Rate for any Interest Period, or in respect of any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for US Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to the relevant period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that (a) if no Screen Rate shall be available for a particular period at such time but Screen Rates shall be available for maturities both longer and shorter than such period at such time, than the Screen Rate for such period shall be the Interpolated Screen Rate as of such time and (b) if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall be deemed to be zero for all purposes of this Agreement.

notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (C) any valuation of Indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof, and (D) any treatment of any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2017, as a result of the effectiveness of the Financial Accounting Standards Board Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations); and (iii) notwithstanding any requirement of GAAP, “build-to-suit” leases of the Company and the Subsidiaries will, for all purposes of this Agreement, be accounted for as long-term financing obligations and not as Indebtedness.

(b)    All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall reflect on a pro forma basis such event as if it occurred on the first day of the relevant period and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of for such relevant period and any related incurrence or reduction of Indebtedness for such relevant period, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event other than cost savings permitted to be included in reports filed with the Securities and Exchange Commission under Regulation S‑X.

SECTION 1.05. Currency Translation. For purposes of any determination under Article V, Article VI (other than Section 6.0~~9~~5) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. For purposes of Section 6.0~~9~~5, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates most recently used in preparing the Company’s annual and quarterly financial statements.

SECTION 1.06. Interest Rates; LIBOR Notification. The interest rate on LIBOR Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The ~~London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the UK Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available~~
~~or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.11(b), Section 2.11(b) provides a mechanism for determining an~~

~~alternative rate of interest. The Administrative Agent will notify the Company, pursuant to Section 2.11, in advance of any change to the reference rate upon which the interest rate on LIBOR Loans is based. However, the~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of Screen Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.11(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.07. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
Commitments and Loans

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Company in US Dollars in a principal amount not to exceed its Commitment in a single drawing on the Closing Date. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(f)    Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company of the application of this paragraph, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, each Lender’s Commitment shall terminate immediately and without further action on the earlier of (i) the Closing Date immediately after giving effect to the funding of such Lender’s Loans on the Closing Date and (ii) 5:00 p.m., New York City time, on October 31, 2018.

(b)    The Company may at any time terminate, or from time to time reduce, the Commitments.

(c)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked or extended by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type of each such Loan and, in the case of any LIBOR Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or any of them and each Lender’s share thereof.

(b)    The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan, any fee or any other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the interest rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans made to the Company as provided in paragraph (a) of this Section.

(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including because the Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof (which may be by telephone) to the Company and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of an ABR Borrowing to, or the continuation of a LIBOR Borrowing as, a LIBOR Borrowing shall be ineffective, (B) any LIBOR Borrowing that is requested to be continued shall be continued as an ABR Borrowing and (C) any Borrowing Request for a LIBOR Borrowing shall be deemed a request for an ABR Borrowing.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a)(i) of this Section have arisen (including because the Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(i) of this Section have not arisen but (A) the supervisor for the administrator of the Screen Rate has made a public statement that the administrator of the Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Screen Rate), (B) the supervisor for the administrator or the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (C) the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate may no longer be used for determining interest rates for loans denominated in US Dollars, then the Administrative Agent and the Company shall endeavor in good faith to establish an alternate rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention in the United States for determining a rate of interest for syndicated loans denominated in US Dollars at such time, and the Administrative Agent and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (it being understood that such amendment shall not reduce the Applicable Rate); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within 10 Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (b) (but, in the case of the circumstances described in clause (ii)~~(A) or (ii)(B)~~ of the first sentence of this paragraph (b) (in the case of subclause (C) thereof, prior to the applicable specified date), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), clauses (A), (B) and (C) of paragraph (a) of this Section shall be applicable.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.12, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.12 and 2.14) and obligations under the Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest) or the Company (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a material reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the Commitments and Loans of each Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    within five Business Days after any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05~~9~~ and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company’s audited financial statements referred to in Section 3.04 or theretofore most recently delivered under clause (a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    promptly after the same become publicly available, the Company will provide to each Lender copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(e)    promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(f)    promptly following any request therefor, such other information regarding the operations, business affairs, assets and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request, it being understood that the Company may require any Lender receiving such information to confirm in writing its confidentiality obligations under Section 9.12.

Information required to be delivered pursuant to clauses (a), (b) and (d) of this Section shall be deemed to have been delivered on the date on which the Company posts such information, or the annual or quarterly reports containing such information, on the Company’s website at http://www.amerisourcebergen.com or such information, or such reports, shall be available on the Securities and Exchange Commission’s website at http://www.sec.gov or on an Electronic System.
SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender, promptly after any Financial Officer or other executive officer of the Company obtains knowledge thereof, written notice of the following:
(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except (other than as to the preservation of the legal existence of any Loan Party) where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, ~~Division,~~ consolidation, liquidation or dissolution permitted under Section 6.03 ~~or any disposition permitted under Section 6.05~~.

SECTION 5.04. Payment of Taxes. The Company will, and will cause each of the Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or the applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained (as reasonably determined by the Company) by companies engaged in the same or similar businesses operating in the same or similar locations.

improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and any refinancings, refundings, renewals, amendments or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection therewith;

(h)    Indebtedness of any Person that becomes a Subsidiary ~~(other than as a result of a Division)~~ (or of any Person not previously a Subsidiary that is merged, consolidated or amalgamated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Material Acquisition consummated after the Closing Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, consolidation or amalgamation) or such assets being acquired, and any refinancings, refundings, renewals, amendments or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection therewith; ~~and~~

(i)    other Indebtedness of any Subsidiary; provided that at the time of and after giving effect to the incurrence of any such Indebtedness, (i) the aggregate principal amount of all Indebtedness outstanding in reliance on this clause (i) does not exceed 5% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, for which financial statements are referred to in Section 3.04(a)) and (ii) the aggregate principal amount of all Indebtedness of Domestic Subsidiaries outstanding in reliance on this clause (i) does not exceed 1% of Consolidated Tangible Assets as of the end of such most recent fiscal quarter; and

(j)    Indebtedness of any Domestic Subsidiary owed to any Foreign Subsidiary; provided that the aggregate principal amount of all Indebtedness outstanding in reliance on this clause (j) does not exceed US$900,000,000 at any time.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Permitted Encumbrances;

(b)    any Lien on any asset of the Company or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection therewith;

SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, ~~consummate a Division as a Dividing Person~~ or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and if any party to such merger is a Designated Subsidiary, the surviving entity is a Designated Subsidiary), (iii) any acquisition may be accomplished by a merger of one or more Subsidiaries in a transaction in which the surviving entity is a Subsidiary (and if any party to such merger is a Designated Subsidiary, the surviving entity is a Designated Subsidiary)~~, (iv) any Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time, or, with respect to assets not so held by one or more Subsidiaries, such Division would be permitted under Section 6.04~~ and (iv) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

(b)    The Company will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the Closing Date and businesses reasonably related thereto or to the healthcare industry.

SECTION 6.04. Asset Sales. The Company will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to any Person.~~any asset, including any Equity Interest owned by it (including any such disposition in the form of any of its Subsidiaries issuing any additional Equity Interest in such Subsidiary or any such disposition effected through a Division), except:~~

~~(a) sales, transfers and other dispositions of inventory, obsolete or surplus equipment in the ordinary course of business and dispositions of cash and Permitted Investments;~~

~~(b) sales, transfers and other dispositions to the Company or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Designated Subsidiary shall be made in compliance with Section 6.07;~~

~~(c) sales of accounts receivable and the Proceeds thereof under any Securitization; and~~

~~(d) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section (including pursuant to sale and leaseback transactions); provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (d) after the Closing Date shall not exceed, at any time, 20% of the Consolidated Tangible Assets of the Company and the Subsidiaries, as reflected on a consolidated balance sheet of the Company as of the last~~
~~day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) most recently prior to such sale or other disposition (or, prior to the first such delivery, for which financial statements are referred to in Section 3.04(a)).~~

~~SECTION 6.05. Hedging Agreements. The Company will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the~~

~~ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.~~

~~SECTION 6.06. Restricted Payments; Certain Payments of Indebtedness. (a) The Company will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment if a Default shall have occurred and be continuing or would occur as a result of making such Restricted Payment and any related incurrence of Indebtedness; provided that (i)~~
~~Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and (ii) the Company may pay any cash dividend declared by it not more than 60 days prior to such payment if the payment of such dividend on the date on which it was declared would have been permitted under this paragraph.~~

~~(b) The Company will not, and will not permit any of the Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Material Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Material Indebtedness, if a Default shall have occurred and be continuing or would occur as a result of making such payment and any related incurrence of Indebtedness; provided that the Company or any Subsidiary may (i) make any payments in respect of Indebtedness created under the Loan Documents, (ii) make any payments in respect of Indebtedness under the Revolving Credit Agreement and (iii) make regularly scheduled interest payments and scheduled or mandatory principal payments as and when due in respect of any Indebtedness.~~

~~SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any material amount of assets to, or purchase, lease or otherwise acquire any material amount of assets from, or otherwise engage in any other material transactions with, any Affiliate of the Company or such Subsidiary, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and the Subsidiaries not involving any other Affiliate, (c) transactions between the Company or any Subsidiary and any Securitization Entity pursuant to any Securitization and (d) any Restricted Payment permitted by Section 6.06.~~

~~SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of the Designated Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Designated Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Designated Subsidiary or to Guarantee Indebtedness of the Company or any other Designated Subsidiary; provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or the Revolving Credit Agreement or by any agreement, document or instrument relating to any Securitization or any indenture, agreement or instrument evidencing or governing Indebtedness, in each case, as in effect on the Closing Date or as modified in accordance herewith, or relating to the Existing Securitization as modified in accordance herewith, (b) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (c) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and~~

~~such sale is permitted hereunder, and (d) the Company and any Subsidiary may enter into agreements limiting Guarantees by Subsidiaries, provided that any such agreements do not prohibit or limit the amount of or impair the Guarantees issued or required to be issued in connection with this Agreement.~~

SECTION 6.0~~9~~5. Leverage Ratio. The Company will not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 3.50~~3.25~~ to 1.00; provided that upon the consummation of any Material Acquisition that involves payment of cash consideration of at least US$500,000,000 and the written election of the Company to the Administrative Agent (which shall deliver a copy to the Lenders), the maximum permitted Leverage Ratio set forth above shall increase to 4.00~~3.50~~ to 1.00, with respect to the last day of the fiscal quarter of the Company during which such Material Acquisition is consummated and the last day of the first, second and third full fiscal quarters of the Company ending after the date of the consummation of such Material Acquisition; provided, however, that the Company shall not be permitted to make such an election if the Company has theretofore made such an election unless (a) at least two consecutive full fiscal quarters of the Company shall have ended since the date of such prior election without an increase being in effect or (b) the Leverage Ratio as of the last day of at least two consecutive full fiscal quarters of the Company ended since the date of such prior election did not exceed 3.50~~3.25~~ to 1.00.

~~SECTION 6.10. Fiscal Quarters. The Company will not change, and will not permit any Subsidiary to change, (a) the fiscal year end of the Company or any Subsidiary to any date other than September 30 (or December 31 with respect to PharMEDium Healthcare Holdings, Inc. and its subsidiaries) or (b) the fiscal quarter ends of the Company or any Subsidiary to any date other than March 31, June 30, September 30 or December 31.~~

ARTICLE VII
Events of Default

If any of the following events (“Events of Default”) shall occur:
(a)    the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of the Company) or 5.08 or in Article VI;

ARTICLE IX
Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)if to the Company, to it at 1300 Morris Drive, Suite 100, Chesterbrook, PA 19087, Attention of J.F. Quinn, Vice President and Treasurer (Fax No. (610) 727-3639), with a copy to the Company, Attention John G. Chou, ~~General Counsel~~Executive Vice President and Chief Legal & Business Officer;

(ii)if to the Administrative Agent, to it at Wells Fargo Bank, National Association, 1525 W WT Harris Blvd, Charlotte NC 28262-0680, Attention of Syndication Agency Services (Phone No.: (704) 427-4325, Fax No.: (704) 715-0017, Email: agencyservices.requests@wellsfargo.com); and

(iii)if to any other Lender, to it at its address (or telephone number, email address and fax number, as applicable) set forth in its Administrative Questionnaire.

(b)    Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices and other communications delivered through Electronic Systems to the extent provided in paragraph (c) below shall be effective as provided in such paragraph.

(c)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email) or using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication or using Electronic Systems. Any notices or other communications to the Administrative Agent or the Company may be delivered or furnished by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Electronic System shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)    Any party hereto may change its address, telephone number, email or fax number for notices and other communications hereunder by notice to the other parties hereto.

Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(d)    The Administrative Agent, acting for this purpose as ~~an~~ a non-fiduciary agent of the Company, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

(e)    Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Electronic System) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f)    Any Lender may, without the consent of the Company, the Administrative Agent or any other Lender, sell participations to one or more Eligible Assignees (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments or its Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same

Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 9.16. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges to be bound by:

(a)    the application of any Write-Down and Conversion Power by any EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.17. No Fiduciary Duty. The Company agrees that in connection with all aspects of the Transactions and any communications in connection therewith, the Company and its Affiliates, on the one hand, and the Administrative Agent, the Arranger, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arranger, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such Transactions or communications. To the fullest extent permitted by law, the Company hereby agrees not to assert any claims against the Administrative Agent, the Arranger, the Lenders and their Affiliates with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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